UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 4, 2009
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zipcode)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On April 4, 2009, the Company approved certain plans relating to its cost-reduction initiatives. These plans, plus other plans approved since the filing of the Company’s Form 8-K on January 21, 2009, relate to workforce reductions of approximately 2,800 employees and will result in a pre-tax charge of approximately $110 million in the first quarter of 2009, relating to severance costs. These plans also include other exit-related activities, including the termination of contractual commitments and asset impairments, resulting in additional pre-tax charges of approximately $13 million in the first quarter of 2009.
These charges, together with charges included in the Company’s Form 8-K filed on January 21, 2009, bring the pre-tax charge in the first quarter of 2009 to approximately $229 million, comprised of $216 million in charges for severance costs relating to approximately 5,600 employees and $13 million in charges for exit-related activities described above. The majority of the cash payments associated with these plans have occurred in the first quarter of 2009 with the remainder expected to be paid out in future quarters of 2009. All of the Company’s business segments, as well as various corporate functions, are impacted by these plans.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Date: April 6, 2009	By:	/s/ Edward J. Fitzpatrick
Edward J. Fitzpatrick
Senior Vice President, Corporate Controller and Acting Chief Financial Officer